Exhibit (10.19)

OSHKOSH TRUCK CORPORATION

Summary of Cash Compensation For Non-Employee Directors

        Cash compensation for non-employee members of the Board of Directors (the “Board”) of Oshkosh Truck Corporation, effective January 1, 2006, consists of payment of the following: (i) an annual retainer of $35,000 for each non-employee director; (ii) an annual retainer of $10,000 to the non-employee Chairman of the Audit Committee of the Board; (iii) an annual retainer of $5,000 to the non-employee Chairman of other Board Committees; and (iv) a fee of $1,500 for each meeting of the Board or a Board Committee that a non-employee director attends either in person or via telephone.